UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2010

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt, Build. 1, Moscow, Russia	125284
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 30, 2010, CTC Media Inc.’s principal Russian operating subsidiary, Closed Joint Stock Company “CTC Network” (the “Company”), entered into definitive lease agreements (the “Lease Agreements”) with Open Joint Stock Company “MonArch” and an individual landlord (together the “Lessors”, and together with the Company, the “Parties”) in respect of new headquarters facilities of the Company in Moscow. These definitive leases have retroactive effect from November 17, 2010. The two Lease Agreements cover separate floors in the building, and contain identical terms, other than with respect to the premises covered and the applicable aggregate lease and other payments. CTC Media reported its entry into a “preliminary” lease agreement in respect of these facilities, as is customary practice under Russian law, on a Current Report on Form 8-K filed on July 16, 2010.

Pursuant to the Lease Agreements and in accordance with Building Owners and Managers Association (BOMA) standards, the Company is leasing an aggregate of 7,000.5 square meters of office space in a class “A” office building in central Moscow, Leningradsky prospect 31a, building 1.  The Lease Agreements have 10-year initial terms (the “Lease Period”) and the Company has the right to extend the term of either Lease Agreement for an additional 10-year period, at the then current market rate.  The base rent is 13,509 RUR per square meter per year (approximately 445 USD as of December 30, 2010), for a total of  approximately 3,115,037 USD per year inclusive of all taxes and levies and exclusive of VAT. The base rent for the first year of the Lease Agreements starting November 17, 2010 ending November 16, 2011 will be 12,803 RUR per square meter per annum (approximately 421 USD as of December 30, 2010), thus the total amount of the rent for the first year of the Lease Agreements will be approximately 2,947,219 USD. The Lessors may unilaterally increase the base rent once a year by a maximum of 4% of the rate effective as of the date of the increase, starting from the fourth anniversary of the respective Lease Agreement. Under the terms of the Lease Agreements, the Company has agreed to conclude a maintenance services agreement (the “Maintenance Agreement”) with the building managing company ZAO MonArchService, a subsidiary of MonArch, at an aggregate annual rate of approximately 330,000 USD, exclusive of VAT, for each of the first three years; such amount does not include utilities. After the third anniversary of the Maintenance Agreement, the parties have the right to renegotiate maintenance prices.

The Company has an expansion option and a right of first offer under the Lease Agreements on any additional space that becomes available in the building at the then-current market rent.

The Company has provided aggregate security deposits under the Lease Agreements of approximately RUR 5.7 million.

The Lease Agreements also include early termination provisions as follows:

a)              upon mutual written consent of the Parties; and

b)             upon expiration of the initial term of the Lease Agreement if the Parties have not come to an agreement as to an extension of  the term of the Lease Agreement.

Each Lease Agreement may be unilaterally terminated by the applicable Lessor:

a)              if the Company fails to pay rent for more than 30 business days after due date of the payment and provided that the Lessor may retain any security deposit to covering any outstanding basic lease payment; and

b)             upon expiration of the first five years of the Lease Period. In such circumstances, the Lessor must notify the Company in writing within 24 months of the cancellation date (thus, the Lease Agreement may be terminated by the Lessor no sooner than seven years after beginning of the Lease Period).

Each Lease Agreement may be unilaterally terminated by the Company as follows:

a)              if the Lease Agreement is registered, as required by applicable law, more than 120 calendar days from the date of the Lease Agreement due to a reason beyond the Company’s control, the Company may unilaterally terminate the Lease Agreement within one calendar month after such registration date or 130 calendar days after the Lease Agreement date, whichever is later.  Within fifteen business days after termination of the Lease Agreement upon such grounds and upon the Company’s request, the Lessor must pay a penalty in the amount of the basic lease payment, effective as of the termination date, for six calendar months of the Lease Period. The Lessor must also reimburse the Company for any documented and reasonable expenses for finishing work agreed by the Parties (the “Finishing Work”) at an agreed rate of 500 USD per square meter, exclusive of VAT;

b)             the Company may at any time within the first five years of the Lease Period unilaterally terminate the Lease Agreement for any reason with prior written notice to the Lessor within 12 months prior to the expiration of the Lease Period; and

c)              the Company may terminate the Lease Agreement if the Lessor fails to eliminate any material defects identified upon inspection of the premises, latent defects of the premises identified by the Company in the course of Finishing Work and resulting from construction work in the building or premises or if the Company (or a contractor of the Company) may not access or has a significantly limited access to the premises for Finishing Work within 60 calendar days after the Company receives a notice requiring it to eliminate material defects and/or latent defects of the premises, or a notice of its intention to start Finishing Work, provided that such refusal or inability to access the premises is not related to a violation of the Company ‘s obligations under the Lease Agreement.

Each Lease Agreement may be terminated if:

a)              such termination is prescribed by Russian laws; and

b)             such termination is determined by a court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: January 4, 2011	By:	/s/ Boris Podolsky
		Name:	Boris Podolsky
		Title:	Chief Financial Officer